TRANSFER AGENCY SERVICES AGREEMENT

THIS AGREEMENT is made as of September 17, 2004 by and among PFPC Inc., a Massachusetts corporation (“PFPC”), and GE Funds, GE Institutional Funds, GE Lifestyle Funds, GE Investment Funds, Elfun Funds, and S&S Funds (collectively, the “Funds”), on behalf of their respective series set forth on Exhibit A attached hereto and made a part hereof (collectively, the “Series”), as such Exhibit A may be amended from time to time, and the GE Stock IRA Program (the “GE IRA Program” and with the Funds, the “GE Fund Products”). Each GE Fund Product is a party to this Agreement for administrative convenience, but this Agreement shall be interpreted as a separate agreement between PFPC and each GE Fund Product.

W I T N E S S E T H:

WHEREAS, each Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and for which GE Asset Management Incorporated (“GEAM”) serves as the investment adviser;

WHEREAS, the GE IRA Program is an individual retirement account administered by GEAM on behalf of employees of GEAM and its affiliates; and

WHEREAS, the GE Fund Products wish to retain PFPC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to the GE Fund Products, and PFPC wishes to furnish such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Definitions. As Used in this Agreement.

(a)	“1933 Act” means the Securities Act of 1933, as amended.

(b)	“1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)	“Authorized Person” means any officer of the GE Fund Products and any other person designated by GEAM or duly authorized by each Fund’s Board of Trustees or the GE IRA Program to give Oral Instructions and Written Instructions on behalf of the GE Fund Products. An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(d)	“CEA” means the Commodities Exchange Act, as amended.

(e)	“Oral Instructions” mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person.

(f)	“SEC” means the Securities and Exchange Commission.

(g)	“Securities Laws” mean the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

(h)	“Shares” mean the shares of beneficial interest of any GE Fund Product or class of a Series.

(i)	“Written Instructions” mean (i) written instructions signed by an Authorized Person and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered by hand, mail, tested telegram, cable, telex, facsimile sending device, or electronic mail sending device.

2. Appointment. The GE Fund Products hereby appoint PFPC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to the GE Fund Products in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

3. Compliance with Rules and Regulations. In fulfilling its obligations and performing the duties hereunder, PFPC undertakes to comply with all applicable requirements of the Securities Laws and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder and agrees to establish and maintain procedures that would reasonably be expected to detect and prevent PFPC’s violations of such Securities Laws, laws, rules and regulations as they relate to such duties performed by PFPC hereunder. Further, PFPC shall, before January 31 of each year, provide an annual representation that PFPC, (a) to the knowledge of its personnel who have a material role in performing its duties under this Agreement, remains in material compliance with such applicable Securities Laws, laws, rules and regulations; and (b) with respect to the prior year, continued to maintain such policies and procedures that are reasonably designed to prevent a violation by PFPC of the Federal Securities Laws (as defined under Rule 38a-1 under the 1940 Act) that is applicable to PFPC’s provision of the services under this Agreement. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the GE Fund Products or any other entity.

4. Instructions.

(a)	Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

(b)

PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents of the GE Fund Products, or this Agreement or of any vote, resolution or proceeding of a Fund’s Board of Trustees or of a Series’ shareholders, unless and until PFPC receives Written Instructions to the contrary.

(c)	The GE Fund Products agree to forward to PFPC Written Instructions confirming Oral Instructions so that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC’s ability to rely upon such Oral Instructions.

5. Right to Receive Advice.

(a)	Advice of the GE Fund Products. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the GE Fund Products.

(b)	Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may, at its own expense, request advice from counsel of its own choosing (who may be counsel for the GE Fund Products or the Funds’ investment adviser or PFPC, at the option of PFPC).

(c)	Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC receives from the Funds GE Fund Products, and the advice it receives from counsel, PFPC may rely upon and follow the advice of counsel.

(d)	Protection of PFPC. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.

6. Records; Visits. The books and records pertaining to the GE Fund Products, which are in the possession or under the control of PFPC, shall be the property of the GE Fund Products. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The GE Fund Products, including their external auditors, and Authorized Persons shall have access to such books and records at all times during PFPC’s normal business hours. Upon the reasonable request of the GE Fund Products, copies of any such books and records shall be provided by PFPC to the GE Fund Products or to an Authorized Person, at the GE Fund Products’ expense.

7. Confidentiality.

(a)	Each party shall keep confidential any written or oral proprietary or confidential information relating to the other party’s business (“Confidential Information”). Confidential Information shall include:

(i)	any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, business and marketing strategies, product descriptions, pricing information, finances, operations, operating date and organizational and cost structures, customer relationships, customer profiles (including, but not limited to, names, addresses, telephone numbers, account numbers, demographic, financial and transactional information), customer lists, customer account balances, Series balance, Share positions, sales estimates, business plans, and internal performance results relating to the past, present or future business activities and financial information of the GE Fund Products or PFPC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

(ii)	any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords GE Fund Products or PFPC a competitive advantage over their competitors;

(iii)	all confidential or proprietary concepts, documentation, notes, summaries, analyses, memoranda, reports, data, specifications, contracts, computer software,

source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and

(iv)	anything designated as confidential.

(b)	Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it:

(i)	is already known to the receiving party at the time it is obtained;

(ii)	is or becomes publicly known or available through no wrongful act of the receiving party;

(iii)	is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality;

(iv)	is released by the protected party to a third party without restriction;

(v)	is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted);

(vi)	is relevant to the defense of any claim or cause of action asserted against the receiving party; or

(vii)	has been or is independently developed or obtained by the receiving party.

8. Cooperation with Accounting Firms. PFPC shall cooperate with the registered independent public accounting firms of the GE Fund Products and shall take all reasonable actions in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such firms for the expression of their opinion, as required by the GE Fund Products.

9. PFPC System. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the GE Fund Products. Notwithstanding the foregoing, the parties acknowledge the GE Fund Products shall retain all ownership rights in data with respect the GE Fund Products which reside on the PFPC System.

10. Disaster Recovery. Consistent with Section 13(b) below, PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to the GE Fund Products, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC’s or its affiliates’ errors made in the ordinary course of business, willful misconduct, bad faith, negligence or reckless disregard of PFPC’s duties or obligations under this Agreement.

11. Compensation.

(a)	As compensation for services rendered by PFPC during the term of this Agreement, PFPC will be paid a fee or fees as may be agreed to from time to time in writing by the GE Fund Products and PFPC.

(b)	GE Fund Products acknowledge that PFPC may receive float benefits in connection with maintaining certain cash management accounts (“Service Accounts”) required to provide services under this Agreement, and that PFPC may receive investment earnings from sweeping the funds in such Service Accounts into investment accounts including, but not limited to, investment accounts maintained at an affiliate or client of PFPC.

(c)	Each Fund hereby represents and warrants to PFPC that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to the Fund or any affiliate of the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by PFPC to the Fund or any affiliate of the Fund relating to this Agreement have been fully disclosed to the Fund’s Board of Trustees and that, if required by applicable law, such Fund’s Board of Trustees has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

12. Indemnification.

(a)	The GE Fund Products agree, severally and not jointly, to indemnify, defend and hold harmless PFPC and its affiliates, including their respective officers, directors, agents and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which PFPC takes in connection with the provision of services to the GE Fund Products. Notwithstanding the foregoing, neither PFPC, nor any of its affiliates, shall be indemnified by the GE Fund Products against any liability (or any expenses incident to such liability) caused by PFPC’s or its affiliates’ errors made in the ordinary course of business, breach of this Agreement, willful misconduct, bad faith, negligence or reckless disregard in the performance of PFPC’s activities under this Agreement.

(b)	PFPC agrees to indemnify, defend and hold harmless the GE Fund Products and their affiliates for any and all losses (including, but not limited to, reasonable costs of counsel)

arising out of or relating to PFPC’s or its affiliates’ negligent performance of services, PFPC’s or its affiliates’ errors made in the ordinary course of business, willful misconduct, bad faith, or breach of this Agreement.

(c)	In addition to the other indemnification obligations of PFPC under this Section 12, and not by way of limitation, PFPC agrees to indemnify the GE Fund Products and their affiliates and their clients for losses and damages (including, but not limited to, reasonable costs of counsel; but excluding consequential, incidental, special and similar damages) related to any theft of their shareholders’ identity caused by PFPC’s negligence or other violation of the terms of this Agreement. PFPC further agrees to reasonably cooperate with any related investigation and efforts to remedy or correct reports with respect to the affected shareholder at no cost to the shareholder or other party.

(d)

In any case in which the either party (the “Indemnifying Party”) may be asked to indemnify or hold the other (the “Indemnified Party”) harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party although the failure to do so shall not prevent recovery by the Indemnified Party and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such claim. The

Indemnified Party will not confess any claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party’s prior written consent.

(e)	The obligations of the parties hereto under this Section 12 shall survive the termination of this Agreement.

13. Responsibility of PFPC.

(a)	PFPC shall be under no duty to take any action hereunder on behalf of the GE Fund Products except as specifically set forth herein or as may be specifically agreed to by PFPC and the GE Fund Products in a written amendment hereto. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PFPC shall be liable only for any damages arising out of PFPC’s or its affiliates’ failure to perform its duties under this Agreement to the extent such damages arise out of PFPC’s or its affiliates’ errors made in the ordinary course of business, breach of this Agreement, willful misconduct, bad faith, negligence or reckless disregard of such duties.

(b)

Notwithstanding anything in this Agreement to the contrary, (i) PFPC shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party; and (ii) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC reasonably believes to be genuine. Notwithstanding the foregoing Section 13(b)(i) above, PFPC agrees to maintain a written disaster recovery plan (“DRP”) that is reviewed and updated from time to time, which addresses possible disaster scenarios such as loss of PFPC’s Westborough, MA or Lynnfield, MA facilities to fire, storm, utility outage and other events and which calls for recovery of essential services within 24 hours after a declared disaster. Further, PFPC maintain an available hot site facility, currently in Pittsburgh, PA, which provides that systems, networks, on-line applications and user data will be recovered at the data center within 24 hours after a declared disaster. For the term of this Agreement, PFPC shall, at least once per year and any time there is a material change to the DRP, send to the GE Fund Products the then current DRP.

(c)	Notwithstanding anything in this Agreement to the contrary, each party and its affiliates shall not be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by such party or its affiliates.

(d)	Each party shall have a duty to mitigate damages for which the other party may become responsible.

(e)	The provisions of this Section 13 shall survive termination of this Agreement.

14. Description of Services. In connection with the services set forth below, the parties hereto agree that Schedule B (PFPC Services) of the Summary of Proposed Terms and Conditions for Proposed Transfer Agency Services Agreement dated July 23, 2004 sets forth a general understanding of the parties with respect to the services to be provided by PFPC hereunder. The parties hereto further agree to enter into good faith negotiations to amend this

Section 14 to include a definitive list of the services being provided or that will be provided by PFPC to the GE Fund Products pursuant to this Agreement and use their best efforts to complete and execute that amendment within thirty (30) days after the date of this Agreement.

(a)	Services Provided on an Ongoing Basis, If Applicable.

(i)	Calculate 12b-1 payments;

(ii)	Maintain shareholder registrations;

(iii)	Review new applications and correspond with shareholders to complete or correct information;

(iv)	Direct payment processing of checks or wires;

(v)	Prepare and certify stockholder lists in conjunction with proxy solicitations;

(vi)	Countersign Share certificates;

(vii)	Prepare and mail to shareholders confirmation of activity;

(viii)	Mail duplicate confirmations to broker-dealers of their clients’ activity, whether executed through the broker-dealer or directly with PFPC;

(ix)	Provide periodic shareholder lists and statistics to the GE Fund Products;

(x)	Provide detailed data for underwriter/broker confirmations;

(xi)	Prepare periodic mailing of year-end tax and statement information;

(xii)	Notify on a timely basis the investment adviser, accounting agent, and custodian of fund activity;

(xiii)	Perform other participating broker-dealer shareholder services as may be agreed upon from time to time;

(xiv)	Accept and post daily Share purchases and redemptions;

(xv)	Accept, post and perform shareholder transfers and exchanges; and

(xvi)	Issue and cancel certificates (when requested in writing by the shareholder).

(xvii)	Support payroll deductions on and direct deposit to shareholder accounts.

(xviii)	Provide dollar cost averaging functionality across Share classes.

(xix)	Provide daily average cost calculations.

(xx)	Make in-kind distributions for stock.

(xxi)	Support, calculate and report wash sales.

(xxii)	Process and post stock dividends to shareholder accounts based on information provided to PFPC by the GE Fund Products.

(b)	Purchase of Shares. PFPC shall issue and credit an account of an investor, in the manner described in the GE Fund Products’ prospectuses once it receives the following in accordance with the procedures established from time to time by PFPC and the GE Fund Products:

(i)	A purchase order in completed proper form;

(ii)	Proper information to establish a shareholder account; and

(iii)	Confirmation of receipt or crediting of funds for such order to the custodian for the Funds (the “Custodian”).

(c)	Redemption of Shares. PFPC shall process requests to redeem Shares as follows:

(i)	All requests to transfer or redeem Shares and payment therefor shall be made in accordance with the Series’ prospectuses, when the shareholder tenders Shares in proper form, accompanied by such documents as PFPC reasonably may deem necessary.

(ii)

PFPC reserves the right to refuse to transfer or redeem Shares until it is satisfied that the endorsement on the instructions is valid and genuine and that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to process transfers or redemptions which PFPC, in its good judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or redemption.

(iii)	When Shares are redeemed, PFPC shall deliver to the Custodian and the relevant Series or its designee a notification setting forth the number of Shares redeemed. Such redeemed Shares shall be reflected on appropriate accounts maintained by PFPC reflecting outstanding Shares of the Series and Shares attributed to individual accounts.

(iv)	PFPC shall, upon receipt of the monies provided to it by the Custodian for the redemption of Shares, pay such monies as are received from the Custodian, all in accordance with the procedures established from time to time by PFPC and GE Fund Products.

(v)	When a broker-dealer notifies PFPC of a redemption desired by a customer, and the Custodian provides PFPC with funds, PFPC shall prepare and send the redemption check to the broker-dealer and made payable to the broker-dealer on behalf of its customer, unless otherwise instructed in writing by the broker-dealer.

(vi)	PFPC shall not process or effect any redemption requests with respect to Shares of a Series after receipt by PFPC or its agent of notification of the suspension of the determination of the net asset value of that Series.

(d)

Dividends and Distributions. Upon receipt of a resolution of a Fund’s Board of Directors authorizing the declaration and payment of dividends and distributions, PFPC shall issue dividends and distributions declared by the relevant Series in Shares, or, upon shareholder election, pay such dividends and distributions in cash, if provided for in the Fund’s prospectus. Such issuance or payment, as well as payments upon redemption as described above, shall be made after deduction and payment of the required amount of funds to be withheld in accordance with any applicable tax laws or other laws, rules or regulations. PFPC shall mail to the relevant Series’ shareholders such tax forms and other information, or permissible substitute notice, relating to dividends and distributions paid by the Series as are required to be filed and mailed by applicable law, rule or regulation. PFPC shall prepare, maintain and file with the IRS and other appropriate taxing authorities reports relating to all dividends above a stipulated amount paid by the Series to their shareholders as required by tax or other law, rule or regulation.

(e)	Shareholder Account Services.

(i)	PFPC may arrange, in accordance with the prospectus, for issuance of Shares obtained through:

•	Any pre-authorized check plan; and

•	Direct purchases through broker wire orders, checks and applications.

(ii)	PFPC may arrange, in accordance with the prospectus, for a shareholder’s:

•	Exchange of Shares for shares of a series of another fund with which the relevant Fund has exchange privileges;

•	Automatic redemption from an account where that shareholder participates in a automatic redemption plan; and/or

•	Redemption of Shares from an account with a checkwriting privilege.

(f)	Communications to Shareholders. PFPC shall mail all communications by a Fund to its shareholders, including:

(i)	Reports to shareholders;

(ii)	Confirmations of purchases and sales of Shares, in accordance with Rule 10b-10 of the 1934 Act;

(iii)	Monthly or quarterly statements;

(iv)	Dividend and distribution notices; and

(v)	Tax form information.

PFPC shall also coordinate statement inserts as requested by a GE Fund Product and provide householding capabilities by social security number and address.

(g)	Records. PFPC shall maintain records of the accounts for each shareholder showing the following information:

(i)	Name, address and United States Tax Identification or Social Security number;

(ii)	Number and class of Shares held and number and class of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;

(iii)	Historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder’s account;

(iv)	Any stop or restraining order placed against a shareholder’s account;

(v)	Any correspondence relating to the current maintenance of a shareholder’s account;

(vi)	Information with respect to withholdings; and

(vii)	Any information required in order for PFPC to perform any calculations required by this Agreement.

(h)	Lost or Stolen Certificates. PFPC shall place a stop notice against any certificate reported to be lost or stolen and comply with all applicable federal regulatory requirements for reporting such loss or alleged misappropriation. A new certificate shall be registered and issued only upon:

(i)	The shareholder’s pledge of a lost instrument bond or such other appropriate indemnity bond issued by a surety company approved by PFPC; and

(ii)	Completion of a release and indemnification agreement signed by the shareholder to protect PFPC and its affiliates.

(i)	Shareholder Inspection of Stock Records. Upon a request from any shareholder of a Series to inspect stock records, PFPC will notify the relevant Fund and the Fund will issue instructions granting or denying each such request. Unless PFPC has acted contrary to the Fund’s instructions, the Fund agrees to and does hereby release PFPC from any liability for refusal of permission for a particular shareholder to inspect the Fund’s stock records.

(j)	Withdrawal of Shares and Cancellation of Certificates. Upon receipt of Written Instructions, PFPC shall cancel outstanding certificates surrendered by the relevant Fund to reduce the total amount of outstanding shares by the number of Shares surrendered by the Fund.

(k)	Lost Shareholders. PFPC shall perform such services as are required in order to comply with Rule 17Ad-17 of the 1934 Act (the “Lost Shareholder Rule”), including, but not limited to, those set forth below. PFPC may, in its sole discretion, use the services of a third party to perform some of or all such services.

(i)	documentation of search policies and procedures;

(ii)	execution of required searches;

(iii)	tracking results and maintaining data sufficient to comply with the Lost Shareholder Rules; and

(iv)	preparation and submission of data required under the Lost Shareholder Rules.

Except as set forth above, PFPC shall have no responsibility for any escheatment services.

(l)	Retirement Plans.

(i)	In connection with the individual retirement accounts, simplified employee pension plans, rollover individual retirement plans, educational IRA’s and ROTH individual retirement accounts (“IRA Plans”), 403(b) Plans and money purchase and profit sharing plans (“Qualified Plans”) (collectively, the “Retirement Plans”) within the meaning of Section 408 of the Internal Revenue Code of 1986, as amended (the “Code”) sponsored by a Fund for which contributions of the Fund’s shareholders (the “Participants”) are invested solely in Shares of the Fund, PFPC shall provide the following administrative services:

(A)	Establish a record of types and reasons for distributions (i.e., attainment of age 59-1/2, disability, death, return of excess contributions, etc.);

(B)	Record method of distribution requested and/or made;

(C)	Receive and process designation of beneficiary forms requests;

(D)	Examine and process requests for direct transfers between custodians/trustees, transfer and pay over to the successor assets in the account and records pertaining thereto as requested;

(E)	Prepare any annual reports or returns required to be prepared and/or filed by a custodian of a Retirement Plan, including, but not limited to, an annual fair market value report, Forms 1099R and 5498; and file same with the IRS and provide same to Participant/Beneficiary, as applicable; and

(F)	Perform applicable federal withholding and send Participants/Beneficiaries an annual TEFRA notice regarding required federal tax withholding.

(ii)	PFPC shall arrange for PFPC Trust Company to serve as custodian for the Retirement Plans sponsored by the Fund.

(iii)	With respect to the Retirement Plans, PFPC shall provide the Funds with the associated Retirement Plan documents for use by the Funds and PFPC shall be responsible for the maintenance of such documents in compliance with all applicable provisions of the Code and the regulations promulgated thereunder.

(m)	Print Mail. The GE Fund Products hereby engage PFPC as their exclusive print/mail service provider with respect to those items and for such fees as may be agreed to from time to time in writing by the GE Fund Products and PFPC.

(n)	Internet Account Management Services. PFPC shall provide to the GE Fund Products with internet account management services which consist of providing the GE Fund Product shareholders internet access services as set forth on Exhibit B attached hereto and made a part hereof, as such Exhibit B may be amended from time to time.

(o)	Customer Management Suite Software License. In addition to the services set forth in this Agreement, PFPC hereby grants to the GE Fund Products a license to PFPC’s proprietary

Customer Management Suite software products under the terms set forth on Exhibit C - Customer Management Suite Software Terms, attached hereto and made part hereof, as such Exhibit C may be amended from time to time.

(p)	Quality Measures. With respect to certain services set forth in this Agreement, PFPC shall (i) establish, with the support and cooperation of the GE Fund Products, quality measures and controls in accordance with General Electric’s (“GE”) six sigma quality process for its relationship with the GE Fund Products, as set forth in Exhibit D attached hereto and made a part hereof, as such Exhibit D may be amended from time to time; and (ii) endeavor to adhere to the specific service levels and take such corrective actions also as set forth in Exhibit D.

(q)	Enhancements of Features and Services. PFPC agrees, in its sole discretion, to continue to develop and enhance those features and services necessary to enable PFPC to maintain competitive as a transfer agent to the GE Fund Products and would provide the GE Fund Products with any such enhancements to the same extent and under the same terms that such enhancements are generally provided to PFPC’s other transfer agent customers.

(r)	PFPC Shareholder Services Technical Support. During the term of this Agreement, PFPC shall provide technical support to the shareholder servicing needs of the GE Fund Products, including the following services, and other services as mutually agreed upon:

(i)	providing all required information to the operations team of the GE Fund Products regarding PFPC’s broker-dealer and related compliance capabilities; and

(ii)	assisting in the development of the redesign of the shareholder statements of the GE Fund Products, account applications and other shareholder communications.

(s)	Training/Education. PFPC shall assist in the development of standard training materials for the Funds’ mutual fund service, support and operations personnel. In addition, PFPC shall provide, free of charge, attendance at one of PFPC’s annual forum events each year for not more than five (5) people chosen by the Funds, which may include GEAM salespersons and client services personnel. The Funds will be responsible for all expenses associated with travel to and from any such event, and reasonable fees for any special GEAM presentations or materials to be presented at such event.

(t)	As-of Transactions. PFPC shall process “as-of” transactions and any resulting gains or losses in accordance with the guidelines set forth in Exhibit E attached hereto and made a part hereof.

(u)	Access Data. PFPC shall provide to the Funds and the Funds agree to use AccessData’s SalesVision sales, compensation and compliance tracking and reporting services (“SalesVision”) as follows:

(i)	At project initiation, Access Data/PFPC will begin a project to implement SalesVision to support internal sales, compensation and compliance reporting for the “GE Funds” and the “Elfun Funds” identified on Exhibit A. PFPC shall implement these SalesVision-related services based on the following current assumptions; provided, however, that to the extent the expected usage of these services material exceeds the following assumptions, PFPC and the Funds will determine whether to negotiate in good faith additional compensation:

(A)	Total classes of shares for “GE Funds” are approximately 48 and for “Elfun Funds” are approximately 6;

(B)	Monthly transaction volumes for “GE Funds” are approximately 22,000 (1,000 per day) and for “Elfun Funds” are approximately 5,500 (300 per day);

(C)	Total accounts for “GE Funds” are approximately 85,000 and for “Elfun Funds” are approximately 75,000;

(D)	The Funds will outsource the hosting services to Access Data/PFPC; and

(E)	PFPC/The Funds will perform data stewardship tasks.

(ii)	PFPC/Access Data will convert the “GE Funds” and “Elfun Funds” transaction history for 2003 and YTD 2004 utilizing the PFPC settled trade file.

(iii)	The Funds agree to be a reference for the SalesVision/PFPC product offering and permit PFPC/Access Data to list the Funds as a SalesVision client.

(v)	Market Timing Policies and Procedures. In order to assist the GE Fund Products with their compliance with their policies and procedures related to market timing activity, PFPC shall, in accordance with the procedures established from time to time by the GE Fund Products and PFPC, provide the following services:

(i)	Produce and review on a daily basis, a short term trader reports generated from the PFPC System;

(ii)	Based on the criteria provided by the GE Fund Products, report to the GE Fund Products on a daily basis any findings of potential market timing activity appearing on the short term trader report; and

(iii)	Upon Written Instruction from the GE Fund Products, take such action as the GE Fund Products so instruct against any shareholder and/or broker determined by the GE Fund Products to have been engaging in market timing activity.

(w)	AdvisorCentral. GE Fund Products hereby authorize and instruct PFPC to execute the AdvisorCentral Fund Company Agreement (the “AdvisorCentral Agreement”) substantially in the form attached hereto as Exhibit F. PFPC and GE Fund Products hereby acknowledge that PFPC is executing the AdvisorCentral Agreement on behalf of the GE Fund Products for the sole purpose of enabling the GE Fund Products to utilize AdvisorCentral’s services as described in the AdvisorCentral Agreement. To the extent any liability arises with respect to the AdvisorCentral services, the parties hereto agree as follows:

(i)

In the event of any claim or liability against the GE Fund Products or any losses to the GE Funds Products arising out of the acts or omissions of AdvisorCentral, PFPC hereby assigns to the GE Fund Products any and all of PFPC’s rights under the AdvisorCentral Agreement to enable the GE Fund Products to bring an action directly against AdvisorCentral; and in furtherance of the foregoing, PFPC has obtained AdvisorCentral’s consent to include the GE Fund Products as third party beneficiaries to the AdvisorCentral Agreement and agrees to provide reasonable assistance to the GE Fund Products in asserting any such claim directly against AdvisorCentral;

(ii)	In the event of any claim by AdvisorCentral against PFPC arising out of the AdvisorCentral Agreement, PFPC shall only be responsible for such claim to the extent such claim arises out of PFPC’s breach of the AdvisorCentral Agreement or breach of the standard of care set forth in this Agreement; and

(iii)	PFPC shall assume responsibility for any claim or liability against either the GE Fund Products or AdvisorCentral only to the extent such claim or liability arises out of the acts or omissions of PFPC in breach of the AdvisorCentral Agreement or to the extent PFPC has breached its standard of care set forth in this Agreement.

(x)	Compliance Services. PFPC shall:

(i)	acknowledge all inquiries and complaints on behalf of shareholders from regulatory agencies (NASD, SEC, state Attorneys General, etc.) within three (3) business days. Additionally, PFPC shall notify GEAM designated contact of complaint within one (1) business day.

(ii)	acknowledge any letter, fax, or email from, or on behalf of, shareholders that meet the NASD’s definition of a complaint within three (3) business days. Additionally, PFPC shall notify GEAM designated contact of the shareholder complaint the same day.

(iii)	answer inquires and complaints from regulatory agencies by the deadline noted in the cover letter or in accordance with the NASD or SEC regulations on complaint response time. Non-regulatory verbal and written complaints from or on behalf of shareholders must be handled in five (5) days or less.

(iv)	handle non-regulatory verbal and written complaints from or on behalf of shareholders. If issues about the complaint are complex or sensitive, PFPC shall seek guidance from the relevant Funds’ Chief Compliance Officer or GEAM’s Chief Compliance Officer, as the case may be.

(v)	ensure all appropriate privacy notices are provided to all GE Fund Product shareholders. GEAM shall provide templates for the notices for each GE Fund Product.

(vi)	ensure appropriate background checks are conducted on all PFPC personnel. PFPC shall not use any personnel who has been convicted of, pled guilty to, or entered into a pretrial diversion program for any criminal offense involving dishonesty, breach of trust or money laundering, as those terms are defined by the Statement of Policy of the Federal Deposit Insurance Corporation. In the event PFPC uses contractors or other agents for such services, PFPC shall ensure the contractor or agent involved has complied with this requirement. The GE Fund Products retain the right to verify PFPC’s compliance with this requirement. PFPC shall work with GEAM and/or the GE Fund Products to ensure the GE Prohibited Persons Policy & Non Employee Integrity Training is properly rolled out.

(vii)	track and implement all appropriate state and Federal laws and regulations prior to effective date of changes.

(viii)	establish proactive approach to disseminating new information to GEAM and/or the GE Fund Products and implement new regulatory processes at early stages.

(ix)	provide all relevant regulatory information to GEAM and/or the GE Fund Products on a real-time basis including, but not limited to, Compliance/Regulatory newsletters; ICI Commission Reports, etc.

(x)	annually, provide the GE Fund Products copies of latest SAS-70 audit results.

15. Privacy. Each party hereto acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose the non-public personal information of investors in the GE Fund Products obtained under this Agreement, except as necessary to carry out the services set forth in this Agreement; any such disclosure will be made only upon written approval of the GE Fund Products prior to sharing such information, and shall be limited to disclosure only of the data necessary to accomplish the required function. Disclosure shall otherwise be permitted only in accordance with law or regulation.

16. Anti-Money Laundering. To the extent the other provisions of this Agreement require PFPC to establish, maintain and monitor accounts of investors in the GE Fund Products consistent with securities laws and other statutes, PFPC shall perform reasonable actions necessary to help the GE Fund Products be in compliance with Section 352 of the USA PATRIOT Act, as follows: In this regard, PFPC shall: (a) establish and implement written internal policies, procedures and controls reasonably designed to help prevent the GE Fund Products from being used to launder money or finance terrorist activities (the “PFPC AML Program”); (b) provide for independent testing, by an employee who is not responsible for the operation of the PFPC AML Program, or by an outside party, of PFPC’s established policies and procedures as described in subsection (a) above; (c) designate a person or persons responsible for implementing and monitoring the operation and internal controls of the PFPC AML Program; and (d) provide ongoing training of PFPC personnel relating to the PFPC AML Program . Upon the reasonable request of the GE Fund Products, PFPC shall provide to the GE Fund Products: (x) a copy of the PFPC AML Program written policies and procedures (it being understood such information is to be considered confidential and treated as such, and afforded all protections provided to confidential information under this Agreement); (y) at the option of PFPC, a copy of a written assessment or report prepared by the party performing the independent testing for compliance, or a summary thereof, or a certification that the findings of the independent party are satisfactory; and (z) a summary of the PFPC AML Program training provided for appropriate personnel. PFPC agrees to permit inspections relating to the PFPC AML Program by U.S. Federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to the PFPC AML Program as such examiners shall reasonably request. Without limiting or expanding the foregoing, the parties agree the provisions herein do not apply to Section 326 of the USA PATRIOT Act (or other sections other than Section 352) or regulations promulgated thereunder.

17. Customer Identification Program (“CIP”) Services.

(a)	To help the GE Fund Products comply with their Customer Identification Programs (which the GE Fund Products are required to have under regulations issued under Section 326 of the USA PATRIOT Act) PFPC will do the following:

(i)	Implement procedures under which new accounts in the GE Fund Products are not established unless PFPC has obtained the name, date of birth (for natural persons only), address and government-issued identification number (collectively, the “Data Elements”) for each corresponding Customer (as defined in 31 CFR 103.131).

(ii)	Use collected Data Elements to attempt to reasonably verify the identity of each new Customer promptly before or after each corresponding new account is opened. Methods may consist of non-documentary methods (for which PFPC may use unaffiliated information vendors to assist with such verifications) and documentary methods (as permitted by 31 CFR 103.131), and may include procedures under which PFPC personnel perform enhanced due diligence to verify the identities of Customers the identities of whom were not successfully verified through the first-level (which will typically be reliance on results obtained from an information vendor) verification process(es).

(iii)	Record the Data Elements and maintain records relating to verification of new Customers consistent with 31 CFR 103.131(b)(3).

(iv)	Regularly report to the GE Fund Products about measures taken under (i)-(iii) above.

(v)	If PFPC provides services by which prospective Customers may subscribe for Shares via the Internet or telephone, work with the GE Fund Products to notify prospective Customers, consistent with 31 CFR 103.(b)(5), about the GE Fund Products’ CIP.

(vi)	Set forth on a separate fee schedule compensation amounts due for these CIP services.

(b)	Notwithstanding anything to the contrary, and without expanding the scope of the express language above, PFPC need not collect the Data Elements for (or verify) prospective customer (or accounts) beyond the requirements of relevant regulation (for example, PFPC will not verify customers opening accounts through NSCC) and PFPC need not perform any task that need not be performed for the fund to be in compliance with relevant regulation.

(c)	Notwithstanding anything to the contrary, PFPC need not perform any of the steps described above with respect to persons purchasing Shares via exchange privileges.

18. Representations and Warranties.

(a)	PFPC represents and warrants to the GE Fund Products that:

(i)	it is a corporation duly organized, existing and in good standing under the laws of the Commonwealth of Massachusetts;

(ii)	it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

(iii)	all requisite corporate proceedings have been taken to authorize it to enter into this Agreement;

(iv)	it is duly registered with its appropriate regulatory agency as a transfer agent and such registration will remain in effect for the duration of this Agreement;

(v)	it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement and such duties and obligation will be provided in a professional and workmanlike manner;

(vi)	it shall maintain insurance coverages which, in its discretion, are adequate in amount and type given the services provided by PFPC hereunder; and

(b)	The Funds and the GE IRA Program, as the case may be, represent and warrant to PFPC that:

(i)	they are duly organized, existing and in good standing under the laws of the jurisdiction in which they are organized;

(ii)	they are empowered under applicable laws and, with respect to the Funds, by their Certificates of Trust and By-Laws to enter into this Agreement;

(iii)	with respect to the Funds, all trust proceedings required by said Certificates of Trust, By-Laws and applicable laws have been taken to authorize them to enter into this Agreement;

(iv)	with respect to the Funds, a registration statement under the 1933 Act and the 1940 Act on behalf of each of the Series is currently effective and will remain effective, and all appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Series being offered for sale; and

(v)	with respect to the Funds, all outstanding Shares are validly issued, fully paid and non-assessable and when Shares are hereafter issued in accordance with the terms of the Funds’ Certificates of Trust and their prospectuses with respect to each Series, such Shares shall be validly issued, fully paid and non-assessable.

(c)	Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the GE Fund Products or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

19. Duration and Termination.

(a)	This Agreement shall be effective on the date first written above and unless terminated pursuant to its terms shall continue for a period of five (5) years (the “Initial Term”).

(b)	Upon the expiration of the Initial Term, this Agreement shall remain in effect until written termination notice is given (the “Renewal Term”), with or without cause, by PFPC upon at least one hundred eighty (180) days’ prior written notice to the GE Fund Products or by the GE Fund Products upon at least ninety (90) days’ prior written notice to PFPC.

(c)	In the event of termination of this Agreement by the GE Fund Products for reasons other than as a result of PFPC’s or its affiliates’ Material Breach, all good faith and reasonable expenses associated with movement of records and materials and conversion thereof to a successor transfer agent will be borne by the GE Fund Products and paid to PFPC prior to any such conversion; provided, however, PFPC agrees to use commercially reasonable efforts to facilitate the transfer of records and other information to a successor transfer agent.

(d)	If a party hereto is deemed to have engaged in a Material Breach (as defined below in this subsection) of its duties and obligations hereunder (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days’ written notice of such termination to the Defaulting Party. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party. For purposes of this Section 19, “Material Breach” is defined as (i) a material breach by the relevant party of any representations or warranties in this Agreement, (ii) a material breach of any duties and obligations to be performed by the relevant party pursuant to the terms of this Agreement, or (iii) the willful misconduct, bad faith, negligence of or the reckless disregard by the relevant party with respect to any duties and obligations to be performed by that party pursuant to the terms of this Agreement.

(e)	Notwithstanding anything contained in this Agreement to the contrary, should a merger, acquisition, change in control, re-structuring, re-organization or any other decision involving a GE Fund Product or any affiliate (as defined under the 1940 Act) of the GE Fund Product (which may include a decision by a GE Fund Product to terminate this Agreement as provided for in this Section 19) result in the GE Fund Product’s desire to cease to use PFPC as the provider of any of the services set forth hereunder in favor of another service provider prior to the expiration of the then current Initial or Renewal Term, PFPC shall make a good faith effort to facilitate a conversion of services to the Fund’s successor service, provider, however, there can be no guarantee that PFPC will be able to facilitate such a conversion of services on the conversion date requested by the Fund. In connection with the foregoing and prior to such conversion to the successor service provider, the payment of all fees to PFPC as set forth herein shall be accelerated to a date prior to the conversion or termination of services and calculated as if the services had remained with PFPC until the expiration of the then current Initial or Renewal Term and calculated at the asset and/or Shareholder account levels, as the case may be, on the date notice of termination was given to PFPC.

(f)	In the event a Fund intends to close a Series, such Fund may, upon sixty (60) days’ prior written notice to PFPC (the “Notice Period”), remove that Series from this Agreement without owing any further fees to PFPC with respect to that Series after the Notice Period, other than fees owing to PFPC for services rendered to that Series. Notwithstanding the foregoing, the terms of this Agreement shall remain in full force and effect during and after the Notice Period with respecting to the remaining Series as then set forth on Exhibit A to this Agreement.

(g)	A Fund may, upon sixty (60) days’ prior written notice to PFPC, add another Series to Exhibit A to this Agreement (each a “New Series”) after which PFPC shall perform the services described in this Agreement with respect to New Series. For services provided to the New Series, the relevant Fund shall pay PFPC a fee, which fee shall be in accordance with the then-current fee schedule between the Funds and PFPC.

20. Notices. Notices shall be addressed (a) if to PFPC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President; (b) if to the GE Fund Products, at c/o GE Asset Management Incorporated, 3001 Summer Street, P.O. Box 120031, Stamford, CT 06912-0031, Attention: General Counsel or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

21. Amendments. This Agreement, or any term thereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

22. Delegation; Assignment and Sub-Contracting. PFPC may assign its rights and delegate its duties hereunder to any majority-owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc., provided that PFPC gives the GE Fund Products thirty (30) days’ prior written notice of such assignment or delegation. PFPC may in its sole discretion sub-contract for the performance of less than substantially all certain services hereunder; provided however, PFPC shall remain responsible for the performance of any sub-contractor to the same extent PFPC would have been responsible had PFPC provided the service directly.

23. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

24. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

25. Miscellaneous.

(a)	Entire Agreement. This Agreement, including the exhibits and schedules attached hereto, embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

(b)	No Changes that Materially Affect Obligations. Notwithstanding anything in this Agreement to the contrary, the Funds agree not to make any modifications to its registration statement, and the GE Fund Products agree not to adopt any policies which would affect materially the obligations or responsibilities of PFPC hereunder without the prior written approval of PFPC, which approval shall not be unreasonably withheld or delayed.

(c)	Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(d)	Information. The GE Fund Products will provide such information and documentation as PFPC may reasonably request in connection with services provided by PFPC to the GE Fund Products.

(e)	Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(f)	Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(g)	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(h)	Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(i)	Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC’s affiliates are financial institutions, and PFPC may, as a matter of policy, request (or may have already requested) each of the Funds’ and the GE IRA Program’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

*        *        *        *        *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PFPC INC.

By:

Title:

GE FUNDS

By:

Title:

GE INSTITUTIONAL FUNDS

By:

Title:

GE LIFESTYLE FUNDS

By:

Title:

GE INVESTMENT FUNDS

By:

Title:

ELFUN FUNDS

By:

Title:

S&S FUNDS

By:

Title:

GE STOCK IRA PROGRAM

By:

Title:

EXHIBIT A

THIS EXHIBIT A, dated as of September 17, 2004, is Exhibit A to that certain Transfer Agency Services Agreement dated as of September 17, 2004, among PFPC Inc., a Massachusetts corporation (“PFPC”), and GE Funds, GE Institutional Funds, GE Lifestyle Funds, GE Investment Funds, Elfun Funds, S&S Funds the GE Stock IRA Program.

GE FUND PRODUCTS AND RESPECTIVE SERIES

GE FUNDS

GE U.S Equity Fund	Class A
Class B
Class C
Class Y

GE Tax-Exempt Fund	Class A
Class B
Class C
Class Y

GE Short-Term Govt Fund	Class A
Class B
Class C
Class Y

GE Fixed Income Fund	Class A
Class B
Class C
Class Y

GE Global Equity Fund	Class A
Class B
Class C
Class Y

GE International Equity Fund	Class A
Class B
Class C
Class Y

GE Strategic Investment Fund	Class A
Class B
Class C
Class Y

GE Premier Growth Equity Fund	Class A
Class B
Class C
Class Y

GE Money Market Fund	Class A
Class B
Class C

GE Government Securities Fund	Class A
Class B
Class C

GE Value Equity Fund	Class A
Class B
Class C
Class Y

GE Small-Cap Value Equity Fund	Class A
Class B
Class C
Class Y

S & S FUNDS

S&S Program Mutual Fund

S&S Income Fund

ELFUN FUNDS

Elfun Diversified Fund

Elfun Income Fund

Elfun Trusts

Elfun Tax-Exempt Fund

Elfun Money Market Fund

Elfun International Equity Fund

GE LifeStyle FUNDS

Ge Conservative Strategy Fund

GE Moderate Strategy Fund

GE Aggressive Strategy Fund

GE Conservative Allocation Fund

GE Moderate Allocation Fund

GE Aggressive Allocation Fund

GE INVESTMENTS FUNDS

GE Investments S&P 500 Index

GE Investments Money Market Fund

GE Investments Total Return Fund

GE Investments Real Estate Securities Fund

GE Investments International Equity Fund

GE Investments Mid-Cap Value Equity Fund

GE Investments Global Income Fund

GE Investments Premier Growth Equity Fund

GE Investments U.S. Equity Fund

GE Investments Income Fund

GE Investments Value Equity Fund

GE Investments Small-Cap Value Equity Fund

GE Investments Europe Equity Fund

GE Investments Emerging Markets Fund

GE INSTITUTIONAL FUNDS

GE Institutional International Equity Fund	Service Class
Investment Class

GE Institutional U.S. Equity Fund	Service Class
Investment Class

GE Institutional Value Equity Fund	Service Class
Investment Class

GE Institutional Small-Cap Value Equity Fund	Service Class
Investment Class

GE Institutional S&P 500 Index Fund	Service Class
Investment Class

GE Institutional Premier Growth Equity Fund	Service Class
Investment Class

GE Institutional Income Fund	Service Class
Investment Class

GE Institutional Strategic Investment Fund	Service Class
Investment Class

GE Institutional Money Market Fund	Service Class
Investment Class

GE Stock IRA Program

GE Europe Equity Fund A*

GE Europe Equity Fund B*

GE Europe Equity Fund C*

GE Europe Equity Fund Y*

GE High Yield Fund A*

GE High Yield Fund B*

GE High Yield Fund C*

GE High Yield Fund Y*

GE S&P 500 Fund*

GE Premier Research Equity Fund A*

GE Premier Research Equity Fund B*

GE Premier Research Equity Fund C*

GE Premier Research Equity Fund Y*

GE Mid Cap Growth Fund A*

GE Mid Cap Growth Fund B*

GE Mid Cap Growth Fund C*

GE Mid Cap Growth Fund Y*

GE Mid Cap Value Equity Fund A*

GE Mid Cap Value Equity Fund B*

GE Mid Cap Value Equity Fund C*

GE Mid Cap Value Equity Fund Y*

GE Premier International Equity Fund A*

GE Premier International Equity Fund B*

GE Premier International Equity Fund C*

GE Premier International Equity Fund Y*

GE Institutional Mid Cap Growth Fund—INVESTMENT*

GE Institutional Mid Cap Growth Fund—SERVICE*

GE Institutional Emerging Markets Fund—INVESTMENT*

GE Institutional Emerging Markets Fund—SERVICE*

GE Institutional Premier Research Equity Fund—INVESTMENT*

GE Institutional Premier Research Equity Fund—SERVICE*

GE Institutional Premier International Equity Fund—INVESTMENT*

GE Institutional Premier International Equity Fund—SERVICE*

GE Institutional Europe Equity Fund—INVESTMENT*

GE Premier Value Equity Fund A*

GE Premier Value Equity Fund B*

GE Premier Value Equity Fund C*

GE Premier Value Equity Fund Y*

GE Institutional Mid Cap Value Equity Fund—INVESTMENT*

*	A non-operational or closed Fund or Series included on this Exhibit A only for purposes of indicating PFPC’s obligation to maintain historical records for reporting auditing purposes rather than on-going services under Section 14 of this Agreement.

EXHIBIT B

Internet Account Management Services

1. Definitions. Any term not herein defined in this Exhibit B shall have the meaning given such term in the Agreement. The following definitions shall apply to this Exhibit B:

(a) “End-User” shall mean any Shareholder that accesses the PFPC System via PFPC’s Internet Account Management Services described in this Exhibit B.

(b) “GE Fund Product Web Site” means the collection of electronic documents, electronic files and pages residing on any computer system(s) maintained on behalf of the GE Fund Products, connected to the Internet and accessible by hypertext link through the World Wide Web to and from Internet Account Management Services.

(c) “Internet Account Management Services” means the services identified in Section 2 hereof to be provided by PFPC utilizing the GE Fund Product Web Site, the Internet and certain software, equipment and systems provided by PFPC, telecommunications carriers and security providers which have been certified by ICSA Labs or a nationally-recognized audit firm (including but not limited to firewalls and encryption), whereby Inquiries may be performed and Transactions may be requested by accessing Internet Account Management Services via hypertext link from a GE Fund Product Web Site.

(d) “Inquiry” shall mean any access to the PFPC System via PFPC’s Internet Account Management Services initiated by an End-User which is not a Transaction.

(e) “Internet” shall mean the communications network comprised of multiple communications networks linking education, government, industrial and private computer networks.

(f) “Internet Account Management Site” means the collection of electronic documents, electronic files and pages residing on PFPC’s computer system(s) (or those elements of the computer system of one or more Internet Service Providers (“ISPs”) retained by PFPC and necessary for PFPC’s services hereunder), connected to the Internet and accessible by hypertext link from the GE Fund Product Web Site through the World Wide Web, where the Inquiry and Transaction data fields and related screens provided by PFPC may be viewed.

(g) “Shareholder” means the record owner or authorized agent of the record owner of shares of the GE Fund Products.

(h) “Transaction” shall mean purchase, redemption, exchange or any other activity involving the movement of Shares initiated by an End-User.

2. PFPC Responsibilities. Subject to the provisions of this Exhibit B, PFPC shall provide or perform, or shall retain other persons to provide or perform, the following, at PFPC’s expense (unless otherwise provided herein):

(a) provide all computers, telecommunications equipment, encryption technology and other materials and services reasonably necessary to develop and maintain the Internet Account Management Services to permit persons to be able to view information about the GE Fund Products and to permit End-Users with appropriate identification and access codes to perform Inquiries and initiate Transactions;

(b) address and mail, at the GE Fund Products’ expense, notification and promotional mailings and other communications provided by the GE Fund Products to Shareholders regarding the availability of the Internet Account Management Services;

(c) prepare and process new account applications received through the Internet Account Management Services from Shareholders determined by the GE Fund Products to be eligible for such services and in connection with such, the GE Fund Products agree as follows:

(i) to permit the establishment of Shareholder bank account information over the Internet in order to facilitate purchase activity through the Automated Clearing House (“ACH”);

(ii) the ACH prenote process will be waived and the ACH status will be set to active; and

(iii) the GE Fund Products shall be responsible for any resulting gain/loss liability associated with the ACH process.

(d) process the set up of personal identification numbers (“PIN”), as described in the Internet Account Management Services Product Guide provided to the GE Fund Products, which shall include verification of initial identification numbers issued, reset and activation of personalized PIN’s and reissue of new PIN’s in connection with lost PIN’s;

(e) provide installation services which shall include, review and approval of the GE Fund Products’ network requirements, recommending method of establishing (and, as applicable, cooperate with the GE Fund Products to implement and maintain) a hypertext link between the Internet Account Management Services Site and the GE Fund Product Website and testing the network connectivity and performance;

(f) establish systems to guide, assist and permit End-Users who access the Internet Account Management Services Site from the GE Fund Product Website to electronically perform Inquiries and create and transmit Transaction requests to PFPC;

(f) deliver to the GE Fund Products one (1) copy of the Internet Account Management Services Product Guide, as well as all updates thereto on a timely basis;

(g) deliver a monthly billing report to the GE Fund Products, which shall include a report of Inquiries and Transactions;

(h) provide a form of encryption that is generally available to the public in the U.S. for standard Internet browsers and establish, monitor and verify firewalls and other security features (commercially reasonable for this type of information and data) and exercise commercially reasonable efforts to attempt to maintain the security and integrity of the Internet Account Management Services;

(i) exercise reasonable efforts to maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by the GE Fund Products to PFPC in writing from time to time, and all “point and click” features of the Internet Account Management Services relating to Shareholder acknowledgment and acceptance of such disclaimers and notifications;

(j) provide periodic site visitation (hit reports) and other information regarding End-User activity under this Exhibit B as agreed by PFPC and the GE Fund Products from time to time;

(k) monitor the telephone lines involved in providing the Internet Account Management Services and inform the GE Fund Products promptly of any malfunctions or service interruptions;

(l) periodically scan PFPC’s Internet interfaces and the Internet Account Management Services for viruses and promptly remove any such viruses located thereon; and

(m) maintenance and support of the Internet Account Management Services, which includes providing error corrections, minor enhancements and interim upgrades to the Internet Account Management Services which are made generally available to Internet Account Management Services customers and providing help desk support to provide assistance to GE Fund Product employees with the GE Fund Products’ use of the Internet Account Management Services; maintenance and support shall not include (i) access to or use of any substantial added functionality, new interfaces, new architecture, new platforms, new versions or major development efforts, unless made generally available by PFPC to Internet Account Management Services clients, as determined solely by PFPC; or (ii) maintenance of customized features.

Notwithstanding anything in this Exhibit B or the Agreement to the contrary, the GE Fund Products recognize and acknowledge that (i) a logon I.D. and PIN are required by End-Users to access the Internet Account Management Services; (ii) End-User’s Web Browser and ISP must support Secure Sockets Layer (“SSL”) encryption technology; and (iii) PFPC will not provide any software for access to the Internet; software must be acquired from a third-party vendor.

3. Fund Responsibilities. Subject to the provisions of this Exhibit B and the Agreement, the GE Fund Products shall at their expense (unless otherwise provided herein):

(a) provide, or retain other persons to provide, all computers, telecommunications equipment, encryption technology and other materials, services, equipment and software reasonably necessary to develop and maintain the GE Fund Product Web Site, including the functionality necessary to maintain the hypertext links to the Internet Account Management Services;

(b) promptly provide PFPC written notice of changes in policies or procedures of the GE Fund Products requiring changes to the Internet Account Management Services;

(c) work with PFPC to develop Internet marketing materials for End-Users and forward a copy of appropriate marketing materials to PFPC;

(d) revise and update the applicable prospectus(es) and other pertinent materials, such as user agreements with End-Users, to include the appropriate consents, notices and disclosures for Internet Account Management Services, including disclaimers and information reasonably requested by PFPC;

(e) maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by PFPC to the GE Fund Products in writing from time to time, and all “point and click” features of the GE Fund Product Web Sites relating to acknowledgment and acceptance of such disclaimers and notifications; and

(f) design and develop the GE Fund Product Web Site functionality necessary to facilitate, implement and maintain the hypertext links to the Internet Account Management Services Site and the various Inquiry and Transaction web pages and otherwise make the GE Fund Product Web Site available to End-Users.

4. Standards of Care for Internet Services.

(a) Notwithstanding anything in the Agreement or this Exhibit B to the contrary (other than as set forth in the immediately succeeding sentence) with respect to the provision of services set forth in this Exhibit B (i) PFPC shall be liable only for its own willful misconduct, bad faith, gross negligence or reckless disregard in the provision of such services and (ii) the GE Fund Products shall indemnify, defend and hold harmless PFPC and its affiliates (including their respective officers, directors, agents and employees) from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) incurred by such indemnified parties with respect to such services except for those for which PFPC is liable under sub-clause (i) of this sentence. For clarity, the provisions of the immediately preceding sentence shall not limit Sections 13(b) or 13(c) of the Agreement or Section 7(c) of this Exhibit B. The provisions of this Section 4(a) shall survive termination of the Agreement and the provision of services set forth in this Exhibit B.

(b) Notwithstanding anything to the contrary contained in the Agreement or this Exhibit B, PFPC shall not be obligated to ensure or verify the accuracy or actual receipt, or the transmission, of any data or information contained in any transmission via the Internet Account Management Services or the consummation of any Inquiry or Transaction request not actually received by PFPC. The GE Fund Products shall advise End-Users to promptly notify the GE Fund Products or PFPC of any errors or inaccuracies in Shareholder data or information transmitted via the Internet Account Management Services.

5. Proprietary Rights.

(a) Each of the parties acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, trade secrets, proprietary information or distribution and communication networks of the other under this Exhibit B. Any software, interfaces or other programs a party provides to the other under this Exhibit B shall be used by such receiving party only during the term of this Exhibit B and only in accordance with the provisions of this Exhibit B and the Agreement. Any interfaces, other software or other programs developed by one party shall not be used directly or indirectly by or for the other party or any of its affiliates to connect such receiving party or any affiliate to any other person, without the first party’s prior written approval, which it may give or withhold in its sole discretion. Except in the normal course of business and in conformity with Federal copyright law or with the other party’s consent, neither party nor any of its affiliates shall disclose, use, copy, decompile or reverse engineer any software or other programs provided to such party by the other in connection herewith.

(b) The GE Fund Product Web Site and the Internet Account Management Site may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the other party. Each party retains all rights in such intellectual property that may reside on the other party’s web site, not including any intellectual property provided by or otherwise obtained from such other party. To the extent the intellectual property of one party is cached to expedite communication, such party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for a period of time no longer than that reasonably necessary for the communication. To the extent that the intellectual property of one party is duplicated within the other party’s web site to replicate the “look and feel,” “trade dress” or other aspect of the appearance or functionality of the first site, that party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for the duration of this Exhibit B. This license is limited to the intellectual property needed to replicate the appearance of the first site and does not extend to any other intellectual property owned by the owner of the first site. Each party warrants that it has sufficient right, title and interest in and to its web site and its intellectual property to enter into these obligations, and that to its knowledge, the license hereby granted to the other party does not and will not infringe on any U.S. patent, United States copyright or other United States proprietary right of a third party.

(c) Each of the parties hereto agrees that the nonbreaching party would not have an adequate remedy at law in the event of the other party’s breach or threatened breach of its obligations under Sections 5(a) or 5(b) of this Exhibit B and that the nonbreaching party would suffer irreparable injury and damage as a result of any such breach. Accordingly, in the event either party breaches or threatens to breach the obligations set forth in Sections 5(a) or 5(b) of this Exhibit B, in addition to and not in lieu of any legal or other remedies a party may pursue hereunder or under applicable law, each party hereto hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach. In any proceeding upon a motion for such equitable relief, a party’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief. The provisions of this Section 5(c) shall survive termination of the Agreement and the provision of services set forth in this Exhibit B.

6. Representation and Warranty. Neither party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, or accessible on the Internet Account Management Site or GE Fund Product Web Site, as the case may be, any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder. For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software. All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation shall be borne by such party.

7. Liability Limitations; Indemnification.

(a) The Internet. Each party acknowledges that the Internet is an unsecured, unstable, unregulated, unorganized and unreliable network, and that the ability of the other party to provide or perform services or duties hereunder is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers, encryption system developers and other vendors and third parties. Each party agrees that the other shall not be liable in any respect for the functions or malfunctions of the Internet. Each party agrees the other shall not be liable in any respect for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by such party or its affiliates) or of any third parties involved in the Internet Account Management Services and shall not be liable in any respect for the selection of any such third party, unless such party selected the third party in bad faith or in a grossly negligent manner.

(b) PFPC’s Explicit Disclaimer of Certain Warranties. EXCEPT AS SPECIFICALLY PROVIDED IN SECTIONS 2 AND 6 OF THIS EXHIBIT B, ALL SOFTWARE AND SYSTEMS DESCRIBED IN THIS EXHIBIT B ARE PROVIDED “AS-IS” ON AN “AS-AVAILABLE” BASIS, AND PFPC HEREBY SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

(c) Cross-Indemnity. Each party hereto agrees to indemnify, defend and hold harmless the other party and its affiliates (and their respective officers, directors, agents and employees) from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys’ fee and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) (“Liabilities”) arising in connection with any claims that any Internet Account Management Services or related work product infringes any proprietary or other rights or any infringement claim against any of such persons based on the party’s intellectual property licensed to the other party hereunder (provided the other party has used such intellectual property in conformity with the product guidelines), except to the extent such Liabilities result directly from the gross negligence or knowing or willful misconduct of the other party or its related indemnified parties. The provisions of this Section 7(c) shall survive termination of the Agreement and the provision of services set forth in this Exhibit B.

8. Miscellaneous.

(a) Independent Contractor. The parties hereto are and shall remain independent contractors, and nothing herein shall be construed to create a partnership or joint venture between them and none of them shall have the power or authority to bind or obligate the other in any manner not expressly set forth herein. Any contributions to the Internet Account Management Services Site by the GE Fund Products and any contributions to the GE Fund Product Web Site by PFPC shall be works for hire pursuant to Section 101 of the Copyright Act.

(b) Conflict with Agreement. In the event of a conflict between specific terms of this Exhibit B and the Agreement, this Exhibit B shall control as to the Internet Account Management Services.

EXHIBIT C

Customer Management Suite Software License Terms

Article 1 - System, Support and Implementation

1.1 Software and Support. PFPC shall provide or has previously provided to the GE Fund Products and the GE Fund Products shall acquire from PFPC the right to use the computer software programs (“Software”) set forth in Schedule 1 of this Exhibit C (“Schedule 1”). Software includes related user manuals and reference guides (collectively, “Documentation”). One copy of the Documentation shall be provided to the GE Fund Products at no additional cost. PFPC shall provide only the machine readable object version of the Software and not source code. Additional terms and conditions concerning the Software are set forth in Schedules 1 and 1.A of this Exhibit C (“Software Schedules”). Subject to the Agreement terms and conditions, PFPC grants to the GE Fund Products and the GE Fund Products accept from PFPC the non-exclusive, non-transferable license to use the Software during the term of the Agreement (“License”). Some software components (“Third Party Software”) required to be used with the Software were developed by a third party (“Third Party Vendor”). Schedule 1 shall indicate which Third Party Software the GE Fund Products are licensing from PFPC pursuant to this Agreement (“PFPC Provided Third Party Software”) and which Third Party Software the GE Fund Products are required to obtain directly from Third Party Vendors (“Directly Obtained Third Party Software”). Directly Obtained Third Party Software is licensed to the GE Fund Products only pursuant to shrink wrapped or other agreements between the Third Party Vendor and the GE Fund Products. PFPC Provided Third Party Software is licensed to the GE Fund Products pursuant to the terms and conditions set forth in this Agreement. As part of the Software, PFPC shall provide the GE Fund Products with the interfaces set forth in Schedule 1, between the Software and Third Party Software (“Interfaces”). PFPC shall provide the software support services (“Software Support”) so designated in Schedule 2 of this Exhibit C (“Schedule 2”). Software Support shall include a License to error corrections, minor enhancements and interim upgrades to the Software which are made generally available to PFPC clients of the Software under Software Support, but shall not include a License to substantial added functionality, new interfaces, new architecture, new platforms or other major software development efforts, as determined solely by PFPC.

1.2 Ownership. PFPC or its licensors shall retain title to and ownership of the Software, copies, derivative works, inventions, discoveries, patentable or copyrightable matter, concepts, expertise, techniques, patents, copyrights, trade secrets and other related legal rights (“Proprietary Information” ). PFPC reserves all rights in the Proprietary Information not expressly granted to the GE Fund Products in this Agreement. Upon PFPC’s request, the GE Fund Products shall inform PFPC in writing of the quantity and location of any Software.

1.3 Equipment, System Implementation and Access. The GE Fund Products are responsible for acquiring, installing and maintaining the data processing and related equipment necessary to properly operate the Software. PFPC and GE Fund Products shall (a) within a reasonable time after the Effective Date, agree upon the tasks required to implement the Software, Third Party Software and Equipment (“System”) and the party responsible and time frames for each task; (b) perform their respective assigned tasks; and (c) if not the party assigned to a task, cooperate with the responsible party. The GE Fund Products shall give reasonable and safe access to the System to PFPC, PFPC’s employees, affiliates, representatives, agents, contractors, licensors and suppliers (“PFPC’s Agents”) who are providing services under this Agreement or auditing adherence to this Agreement.

1.4 Use of Software. The GE Fund Products may use the Software during the term of this Agreement only on the Equipment to process the GE Fund Products’ and affiliates’ data for internal business purposes. No right is granted for use of the Software by any third party or by the GE Fund Products to process for any third party, or for any other purpose whatsoever, except as expressly provided in this paragraph. The GE Fund Products shall not modify, disassemble, decompile or reverse engineer the Software or otherwise attempt to derive source code from the Software without PFPC’s prior written consent.

1.5 Software Installation and Acceptance. PFPC shall advise the Fund that the Software is installed and functioning on the Equipment (“Software Installation Date”). The Fund shall be deemed to have accepted the Software thirty (30) days after Software Installation Date or thirty (30) days after the Fund’s first use of Software to process live production data (“Software Acceptance Date”).

1.6 Copies of Software. The GE Fund Products may not copy the Software except for backup, archival, disaster recovery planning, and training purposes, and the GE Fund Products shall include on all copies of the Software all copyright and other proprietary notices or legends included on the Software. The provisions of this Paragraph do not apply to the data files of the GE Fund Products in machine-readable form.

1.7 No-Export. The Software shall not be shipped or used by the GE Fund Products outside the United States. The GE Fund Products shall comply with all applicable export and re-export restrictions and regulations of the U.S. Department of Commerce or other U.S. agency or authority. The Software shall not be transferred to a prohibited country or otherwise in violation of any such restrictions or regulations.

1.8 Termination. Terms and conditions which require their performance after the termination of the Agreement, including but not limited to the License and Software use restrictions, limitations of liability, indemnification, and confidentiality obligations, shall survive and be enforceable despite the termination of the Agreement.

1.9 Assignment. Absent PFPC’s prior written consent, the GE Fund Products shall not assign, sublicense or transfer, whether by operation of law or otherwise, the GE Fund Products’ rights or obligations with respect to the License and PFPC may void any such attempt.

Article 2 – License Term.

2.1 License Term. The License granted pursuant to this Exhibit C shall continue for the term of the Agreement unless earlier terminated pursuant to the terms hereof. PFPC’s obligations and the GE Fund Products’ rights to use the Software are conditional upon the GE Fund Products’ payment of the fees and charges set forth in the Agreement. If the GE Fund Products elect to use any additional software or equipment with the System, the GE Fund Products shall request PFPC’s written approval of such product, which approval shall not be unreasonably withheld. Absent such approval, Software Support and the related warranties shall not be effective for so long as the GE Fund Products use the unapproved products with the System.

Article 3 - Warranties, Representations and Liability

3.1 Software Warranties and Remedies. For a period of ninety (90) days, PFPC warrants (“Performance Warranty”) that the Software, excluding the Directly Obtained Third Party Software, shall perform on the Equipment substantially in accordance with the Documentation. The correction of errors and deficiencies in the Software pursuant to Software Support shall be the GE Fund Products’ sole and exclusive remedy for the Performance Warranty. PFPC warrants (“Rights Warranty”) it has the right to license the Software in accordance with the Agreement. Provided the GE Fund Products give PFPC timely written notice, reasonable assistance, including assistance from the GE Fund Products’ employees, agents and affiliates, and sole authority to defend or settle the action, then PFPC shall do the following (“Infringement Indemnification”): (a) defend or settle, at its expense, any action brought against the GE Fund Products to the extent the action is based on a claim that the Software infringes a duly issued United States’ patent or copyright or violates a third party’s proprietary trade secrets or other similar intellectual property rights (“Infringement”); and (b) pay damages and costs finally awarded against the Fund directly attributable to such claim. PFPC shall have no Infringement Indemnification obligation if the alleged Infringement is based upon the GE Fund Products’ use of the Software with equipment or software not furnished or approved by PFPC or if such claim arises from PFPC’s compliance with the GE Fund Products’ designs or instructions, or from the GE Fund Products’ modifications of the Software. The Infringement Indemnification states PFPC’s entire liability for Infringement and shall be the GE Fund Products’ sole and exclusive remedy for the Rights Warranty.

3.2 Third Party Warranties. All warranties for the Directly Obtained Third Party Software, if any, are specifically set forth applicable agreements supplied by the Third Party Vendors.

3.3 Exclusion of Warranties. THE WARRANTIES SET FORTH IN PARAGRAPH 3.1 AS TO THE SOFTWARE AND IN PARAGRAPH 3.2 AS TO DIRECTLY OBTAINED THIRD PARTY SOFTWARE ARE IN LIEU OF ALL OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, ARISING OUT OF OR RELATED TO THE AGREEMENT. PFPC SPECIFICALLY DISCLAIMS ALL OTHER WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.

3.4 GE Fund Product Responsibility. The System is an information system only, designed to assist the GE Fund Products in performing their professional activities and is not intended to replace the professional skill and judgment of the GE Fund Products. The GE Fund Products shall be solely responsible for: (a) acts or omissions of the GE Fund Products in entering data into the System, including its accuracy and adequacy; (b) checking the correctness and accuracy of the System output and data; and (c) any use of or reliance upon the System output by GE Fund Products. Except for the Infringement Indemnification and as limited by applicable law, the GE Fund Products shall indemnify, defend and hold PFPC harmless from any losses, costs, damages, and liabilities, including without limitation, reasonable attorneys’ fees and court costs, relating to any claim by any third party arising from or related to the GE Fund Products’ use of the System or System output.

Schedule 1 of Exhibit C

SOFTWARE

The License granted pursuant to this Agreement shall be for a maximum of concurrent user seats identified for each software product below.

1. PFPC Software.

1.1 PFPC Software includes the following Customer Manager Suite products which are further described in Schedule 1.A of Exhibit C (“Specifications”):

Workflow Manager Release 7.2.3 or later – 20 maximum user seats (subject to Paragraph 1.6 of Exhibit C) Call Center Release 3.3 or later – 20 maximum user seats (subject to Paragraph 1.6 of Exhibit C) Image Reports Software Current Release or later – 20 maximum user seats (subject to Paragraph 1.6 of Exhibit C)

1.2 Interfaces. Except as agreed in writing, PFPC shall not be required to modify the Software or the Interfaces to accommodate changes made by the vendor of the GE Fund Products to their portion of the interface. If the GE Fund Products’ vendor needs information about the Software, then the vendor must first execute a nondisclosure agreement in form and content reasonably acceptable to PFPC. PFPC shall not be liable for any delay or degradation to the Software or Equipment attributable to the GE Fund Products’ use of Interfaces.

1.3 Customization. The listed products are licensed for Customer Manager Suite use and customization only. Use of these tools to develop or customize non-Customer Manager Suite applications is not permitted without the express written authorization of PFPC.

2. Third Party Software.

2.1 PFPC Provided Third Party Software. The following Third Party Software is licensed to the GE Fund Products directly by PFPC:

2.1.1 BancTec Software. The following Third Party Software is licensed directly to the GE Fund Products by PFPC subject to the terms of this Agreement and the mandatory BancTec (“BancTec”) terms and conditions set forth in Attachment 1 to Schedule 1, attached and incorporated by reference. To the extent the terms of Attachment 1 to Schedule 1, conflict with or differ from the terms and conditions in the Agreement, Attachment 1 to Schedule 1 shall prevail with respect to the following BancTec Software (“BancTec Software”):

Informix	Multi-User with 20 maximum user seats (subject to Paragraph 1.6 of Exhibit C)
XDP Storage Manager	Multi-User with 20 maximum user seats (subject to Paragraph 1.6 of Exhibit C)
FloWare	Multi-User with 20 maximum user seats (subject to Paragraph 1.6 of Exhibit C)

Each Banctec Software program listed above and identified as “Multi-User” (“Multi-User Program”) is licensed for installation on a single network server computer which is supplied by a third party, and which is electronically linked with one or more workstations having access to the Banctec Software program. If the above designates a maximum number of users authorized to simultaneously access the Multi-User Program, no access will be permitted in excess of such maximum number. In all other cases, Multi-User Program is authorized to be accessed by all workstations which are configured to communication with that network server computer.

2.1.2 Pegasystems Software. The following Third Party Software is licensed directly to the GE Fund Products by PFPC subject to the mandatory Pegasystems (“Pegasystems”) terms and conditions set forth in Attachment 2 to Schedule 1. To the extent the terms of Attachment 2 of Schedule 1 conflict with or differ from the other terms and conditions in the Agreement, the terms of Attachment 2 of Schedule 1 shall prevail with respect to the following Pegasystems Software (“Pegasystems Software”):

Product Name	Version	Function
PegaWorks	7.2 or later	Workflow Engine – 20 maximum user seats (subject to Paragraph 1.6 of Exhibit C)
PegaENVIRONMENT	7.2 or later	Operating Shell – 20 maximum user seats (subject to Paragraph 1.6 of Exhibit C)
PegaREACH	8.11 or later	Desktop Graphical Interface – 20 maximum user seats (subject to Paragraph 1.6 of Exhibit C)

2.2 Directly Obtained Third Party Software. The following Third Party Software are separately licensed by the Third Party Vendor directly to the GE Fund Products subject to the respective terms and conditions of “shrink-wrapped” or other agreements between the Third Party Vendor and the GE Fund Products. The GE Fund Products accept the provisions of such agreements, including the warranty provisions, if any, and agrees to comply with the terms set forth in such agreements:

•	Microsoft Windows NT 4.0 with SP6a, or Microsoft Windows 2000 or Microsoft Windows XP

•	Microsoft Office 2000 or greater

•	Microsoft NT Server 2000

•	Microsoft TCP/IP Stack

•	UNIX ESQL/C Compiler for selected UNIX platform

ATTACHMENT 1 TO SCHEDULE 1

TERMS AND CONDITIONS

BANCTEC

1.	Each BancTec Software Package listed in Section 2.1.1 of Schedule 1 (“Program”) which is identified as “Multi-User Program” is licensed for installation on a single network server computer which is supplied by BancTec, PFPC, or a third party, and which is electronically linked with one or more workstations having access to the Program. If Schedule 1 designates a maximum number of users authorized to simultaneously access the Multi-User Program, no access will be permitted in excess of such maximum number. In all other cases, Multi-User Program is authorized to be accessed by all workstations which are configured to communicate with that network server computer.

2.	Each Program listed in Schedule 1 identified as “Single-User Software” is licensed for installation and use on a single computer.

3.	Each Program listed in Schedule 1 identified as an “Unlimited-User Program” is licensed for use by the GE Fund Products after ordering a copy of the Program. Once ordered, the GE Fund Products may make unlimited copies of such Programs at no additional charge.

4.	Each Program listed in Schedule 1 identified as a “Device Program” is licensed for use solely to facilitate the operation of the corresponding equipment device.

5.	Each Program listed in Schedule 1 identified as a “Development-User Program” is licensed for installation and use on a single computer for development and testing purposes. The license for Development-User Programs also includes a license for production use on a single computer.

6.	Each Program listed in Schedule 1 identified as a “Production-User Program” consists of necessary runtime modules and associated link libraries for inclusion with custom software applications. Production-User Programs are not licensed for use in the development of custom software applications and may be either Multi-User or Single-User Programs.

7.	Only a nontransferable, nonexclusive, perpetual license to use the Programs and related BancTec documentation for its own internal use (including, without limitation, providing processing services to third parties in a service bureau or facilities management environment) is granted to the GE Fund Products.

8.	BancTec or its vendors retain all title to the Programs, and all copies thereof, and no title to the Programs, or any intellectual property in the Programs, is being transferred; provided, however, nothing contained herein shall give BancTec or its vendors any right, title or interest in the Software.

9.	The Programs shall not be copied, except as specifically authorized under an Schedule to this Agreement and except for backup or archival purposes. All such copies shall contain all copyright and other proprietary notices or legends of BancTec or its vendors contained in the Programs delivered under this Agreement.

10.	The Programs shall not be modified, reverse assembled or decompiled by the GE Fund Products. No attempt shall be made by the GE Fund Products to derive source code from the Programs.

11.	The Programs will not be shipped or used by PFPC or the GE Fund Products to Africa or the Middle East. All applicable export and re-export restrictions and regulations of the U.S. Department of Commerce or other U.S. agency or authority shall be complied with. The Programs shall not be transferred to a prohibited country or otherwise in violation of any such restrictions or regulations.

12.	Each Program is copyrighted and contains proprietary and confidential trade secret information of BancTec and its vendors. Each sublicensee of the Programs shall protect the confidentiality of the Programs with at least the same standard of care used to protect the GE Fund Products’ own similar confidential information.

13.	BancTec and its vendors are each a direct and intended beneficiary of the sublicenses granted for the Programs and may enforce such sublicenses directly against sublicencees of the Programs.

14.	Neither BancTec nor its vendors shall be liable to the Fund for any general, special, direct, indirect, consequential, incidental, or other damages arising out of the sublicense of the Programs.

15.	The license granted to the GE Fund Products of the Programs may be terminated, either immediately or after a notice period not exceeding thirty (30) days, upon violation by the GE Fund Products of any of the terms or conditions of this Agreement, including but not limited to Attachment 1 to Schedule 1.

16.	Upon termination of the license grant to the GE Fund Products to use the Program or the Agreement, the GE Fund Products shall return all copies of the Programs to PFPC.

ATTACHMENT 2 TO SCHEDULE 1

TERMS AND CONDITIONS

PEGASYSTEMS, INC.

In addition to the terms of the Agreement, the following terms shall apply with respect to the Pegasystems Software:

1.	The GE Fund Products are prohibited from assigning, timesharing, renting, or hypothecating any of the Pegasystems Software, without prior written approval of Pegasystems.

2.	The GE Fund Products are prohibited from passing or transferring any right, title, or interest to the Pegasystems Software to any third party.

3.	The GE Fund Products are prohibited from publicizing or disseminating any results of any benchmark or other testing of the Pegasystems Software.

4.	To the fullest extent permitted by applicable law, (i) Pegasystems shall have no liability to the GE Fund Products for damages and claims, whether direct, indirect, incidental, consequential, or punitive, and all attorneys’ fees and costs, arising from the GE Fund Products’ use of the Pegasystems Software, and (ii) the GE Fund Products shall have no rights to assert claims for damages against Pegasystems, including claims against Pegasystems as a third party beneficiary of this Agreement.

5.	Pegasystems, Inc. is a third party beneficiary of this Agreement to the extent permitted by applicable law.

SCHEDULE 1.A

SPECIFICATIONS

SCHEDULE 2 of EXHIBIT C

MAINTENANCE AND SUPPORT TERMS

1. Software Support. PFPC shall provide the following Software support services (“Software Support”):

1.1. PFPC shall provide the GE Fund Products with full System Administration Guide(s) for PFPC Software.

1.2. PFPC will have a Response Center (help desk) to provide 24 hours a day, 7 days a week to designated client contacts.

1.3. PFPC shall use reasonable efforts to resolve all Software failures through: remote support to the GE Fund Products’ information systems staff (“the GE Fund Product’s Staff”), coordination of Third Party Vendor support (on-site or remotely), coordination of other subcontractors’ actions, or direct on-site support by PFPC personnel.

1.4. PFPC shall investigate errors in the Software reported by the GE Fund Products which prevent substantial compliance with the then current Documentation and to initiate the corrective action, if any, which PFPC considers reasonable and appropriate, including but not limited to temporary fixes, patches and corrective releases to PFPC’s clients generally. Notwithstanding the foregoing, if reported errors result from or arise out of: (i) malfunctions of equipment other than the Equipment, (ii) improper the Fund operator procedure or misuse of the system by the GE Fund Products, (iii) modifications or changes made to the system without PFPC’s prior written approval, (iv) causes beyond the reasonable control of either party, or (v) user developed features such as those users may develop with form generators, ad hoc report writers and user customized screens, then PFPC shall have no responsibility for investigating the error or making the correction, except as the parties may otherwise agree to in writing. The GE Fund Products shall pay PFPC’s then current time and materials charges plus travel and out-of-pocket expenses incurred in investigating and attempting to correct any such errors.

1.5. PFPC shall from time to time provide bug fixes, error corrections, maintenance, minor enhancements, upgrades and updates to the Software which are generally made available by PFPC to its similar customers as part of Software Support (“Updates”). The cost of the Updates is included in the fee and other charges identified in the Agreement, if the updates are supplied to the GE Fund Products using PFPC’s standard update facility. PFPC installation assistance for the new Updates may be required and, is billable to the GE Fund Products as an Additional Service. During the term of the Agreement, PFPC will use reasonable efforts to provide the GE Fund Products with not less than thirty (30) days’ prior written notice of PFPC’s intent issue a new update of Software. The GE Fund Products shall implement an Update within ninety (90) days of receipt. Any support by PFPC of any prior release of the Software after such ninety (90) day period shall be at PFPC’s sole discretion and as an Additional Service.

1.6. Software Support, the License, and the Software shall not include any modification to the Software which contains any substantial added functionality (including any significant new interface features), as determined solely by PFPC or any new architecture or any significant modification of the Software which contains any substantial added or different functionality, whether or not such new functionality is coupled with any change in software architecture or hardware platform (“New Products”). New Products shall be provided and licensed to the GE Fund Products as an Additional Service.

1.7. PFPC may decline to support the Software if (i) the Software or Equipment was added to or changed without PFPC’s prior approval; (ii) the GE Fund Products do not perform their Software Maintenance and Support responsibilities.

2. The Fund Maintenance and Support Responsibilities. The GE Fund Products’ facility will have all of the required security, space, electrical power source, communications lines, heating, ventilation and cooling, and other physical requirements reasonably necessary for the installation and proper operation of the Equipment. The GE Fund Products’ users will first direct all questions and problems to the GE Fund Product’s Staff for proper call tracking and problem resolution. The GE Fund Product’s Staff will coordinate all facility issues at the site and will serve as primary contact for PFPC when planning installs, upgrades and other equipment changes. The GE Fund Product’s Staff shall:

2.1. Identify designated client contacts, one for Operations and one technical systems administrator, to function as single points of contact for discussion, review and resolution of problems with PFPC.

2.2. Perform initial problem determination and symptom documentation.

2.3. Be responsible for all system hardware and network hardware components and shrink-wrap software from a maintenance, support and problem resolution standpoint.

2.4. Provide (a) data back-up and recovery, (b) preventive maintenance, and (c) perform server administration tasks as described in the Systems Administration Guide(s) and Third Party Software documentation.

2.5. Maintain all network and trouble-log documentation required by PFPC or by third-party vendors. PFPC shall be allowed to review such documentation if necessary to resolve support issues.

2.6. Be available during normal business hours and reachable for support 24 hours a day, 7 days a week, as required. The GE Fund Products shall maintain the appropriate staff level to adequately perform the maintenance support functions specified. This staff should have experience in network administration, troubleshooting, Microsoft Windows, workstation memory management, and UNIX and NT systems administration.

2.7. Consult with PFPC before performing any work that may affect the Software or performance of the System, including installation, upgrading, or unplanned maintenance affecting Equipment.

3. Support of Customized Code. (Code changed by the GE Fund Products or PFPC on a customized basis at the request of the Fund)

3.1 Software Revisions. At times, PFPC will provide software updates to components (third party or PFPC software) to either enhance the product or address quality deficiencies. PFPC is responsible for notifying the GE Fund Products of these updates, and what changes have been made. The GE Fund Products are responsible for installing the updates and modifying any code which they have customized to accommodate these enhancements. Assistance can be provided by PFPC at stated billable rates.

3.2 Support of Modified Code. PFPC will provide application, technical and workflow support for modified code only on a time and materials basis. PFPC may request the replacement of the modified code with the original code in order to assist in the determination of the problem source.

3.3 Mainframe Resource Utilization. If customized code requires greater PFPC mainframe CICS, DASD, or CPU resources than the base PFPC delivered Customer Manager Suite solution, PFPC reserves the right to charge the Fund for this usage. If there is concern that excessive resource utilization could impair the mainframe system, PFPC reserves the right to disallow this modified code from executing on the mainframe. The GE Fund Products are advised to consult with PFPC in order to determine if planned customization may negatively impact mainframe resources.

EXHIBIT D

Service Level Standards

PFPC agrees to use all commercially reasonable efforts to maintain the service levels set forth below. The parties shall use all commercially reasonable efforts to resolve any issues related to the failure of PFPC to maintain the service levels set forth below. If PFPC fails to meet any of these service levels, PFPC agrees at a minimum to take such remedial actions set forth herein.

A. Customer Service and Processing Service Performance Standards

1.	Transaction Processing

•	Financial Accuracy (Redemptions, Purchases, Exchanges) PFPC is required to maintain 99.73% accuracy in process all shareholder financial transactions on a monthly basis.

•	Non Financial Accuracy (New Account Setup, Account Maintenance, Transfer) PFPC is required to maintain 98.00% accuracy in processing all shareholder financial transactions on a monthly basis. PFPC will strive to adhere to GE’s six sigma process. In the event quality is not met for four (4) consective months an entire review of policies and procedures will be reviewed and immediate changes will be implemented.

Report Criteria:

•	PFPC Quality Assurance, based on a statistical sampling methodology utilized by PFPC and reported to the GE Fund Products on a monthly basis, will measure review. The dates of each reporting period will be determined by the month each Friday falls within.

•	Accuracy rates to become effective sixty (60) days post conversion.

2.	Quarterly Statement Processing

•	PFPC is required to process and mail all quarterly shareholder statements within five (5) business days of quarter-end, in compliance with Rule 10b-10 under the 1934 Act. PFPC’s performance goals are contingent on PFPC receiving all required data for such mailings by agreed upon dates.
•	Measured and reported after each statement cycle (quarterly).

•	Performance will be determined by meeting the mailing deadline of five (5) business days.

3.	Confirmation Statement Mailing

•	PFPC is required to process and mail all agreed upon confirmation mailings within one (1) business day of corresponding transaction.

•	Measured and reported monthly.

•	Performance will be determined by meeting the mailing deadline of one (1) business day.

•	PFPC will strive to adhere to GE’s six sigma process with the understanding around quarter end PFPC will mail confirms within three (3) business days which will still meet the requirements of Rule 10b-10 under the 1934 Act.

4.	Research Request Response Time

•	PFPC is required to fulfill all routine shareholder research requests within five (5) business days.

•	Measured and reported monthly.

•	Performance will be determined by meeting the actual response time requirements each month.

5.	Monthly Dividend Payouts & Annual Distribution Payouts

•	PFPC is required to process and mail all monthly dividend payouts within one (1) business day of the transaction being processed and posted. PFPC will mail within one (1) business day of receipt of funding.

•	PFPC is required to process and mail all annual distribution payouts within one (1) business day of the transaction being processed and posted. PFPC will mail within one (1) business day of receipt of funding.

•	Measured and reported after each monthly cycle.

B. Internet and VRU Service Performance Standards

1.	Availability

•	Stable environment with not less than 99.5% average monthly availability for the PFPC Mutual Fund Website and VRU, when measured continuously, excluding any scheduled interruptions for maintenance and necessary emergency maintenance, provided the GE Fund Products are notified promptly after completion of such maintenance. Scheduled maintenance will be undertaken 12:00 AM through 6:00 AM EST on Sundays. In addition, PFPC will monitor and provide technical support for all systems, 24 hours per day, 7 days per week, which support shall be acceptable to the GE Fund Products’ reasonable satisfaction. This support will be available via telephone, e-mail and pager.

•	For the purposes of this exhibit, problem, performance and response times will only be measured against those areas of the total transaction that are within PFPC’s control. This includes errors in the PFPC software and/or the PFPC system, but excludes any scheduled interruptions for maintenance as agreed to in advance by the GE Fund Products.

2.	Reporting and Performance Monitoring

•	With respect to keeping the GE Fund Products informed of system performance, PFPC will provide the GE Fund Products with a monthly report summarizing the current systems’ service levels by the 10th of each month. This report will include the necessary statistics to indicate the level of compliance with the service levels set forth herein. The statistics will include (i) availability achieved, (ii) incidents affecting availability, and (iii) maintenance periods used. The report will also document any service interruptions and their disposition.

3.	Disaster Recovery

•	In the event of a Disaster, PFPC will use all commercially reasonable efforts to immediately notify the GE Fund Products and restore full service within four (4) hours of a Disaster being declared. If it will take longer, PFPC will involve management of the GE Fund Products. In the event that a Disaster renders the PFPC hosting facility completely inoperable, PFPC shall use all commercially reasonable, diligent efforts to restore service as quickly as possible and keep the GE Fund Products informed of PFPC’s progress.

•	PFPC agrees to complete, on a semi-annual basis, a full disaster recovery test to determine the effectiveness of it’s DR processes and determine any improvements that can be made.

•	For purposes of this exhibit, a “Disaster” shall mean a “Force Majeure” event as described in Section 13(b) of this Agreement.

4.	Testing

•	PFPC shall implement and maintain comprehensive testing processes to ensure that changes made to the site or VRU, whether to the system, application, and infrastructure or otherwise, do not negatively impact customer and/or user experiences.

•	Testing shall include load/stress and regression testing.

5.	Notification Requirements

•	PFPC shall notify the GE Fund Products of failures to meet the average monthly availability standards set forth above, in the following areas within the timeframe specified below:

Type	Description	GEAM Notification	PFPC Workaround
Severity 1	System, site and/or key application is down for more than 15 minutes	Within 30 minutes of down time	4 hours depending on the exact cause
Severity 2	Application running poorly with severe impacts on production systems or Severity 1 problem in workaround status	Within 1 hour	12 hours depending on the exact cause
Severity 3	Application and/or site running poorly with degraded performance	2 hours	2 days depending on the exact cause

•	The GE Fund Products will provide PFPC with the name and telephone numbers of the appropriate person(s) to contact upon the occurrence of a Severity 1, Severity 2 or Severity 3 problem. PFPC shall be responsible for notifying the designated contact person of the GE Fund Products via e-mail and also in person or via voicemail.

EXHIBIT E

“As-Of” Procedures

Set forth below are procedures and guidelines for the reimbursement by PFPC of financial gains and losses resulting from “as-of” shareholder transactions and for which PFPC is the responsible party. PFPC acknowledges that attached hereto as Appendix A is a copy of the Funds’ Amended and Restated Procedures Relating to As-of-Cap Stock Activity, as such procedures are amended from time to time by the Funds’ Boards of Trustees.

Definitions

•	“As-of” Shareholder Transactions

An “as-of” transaction, also known as a backdated trade, is defined as a purchase, redemption or exchange transaction processed on a retroactive basis. The effective date of the trade will be prior to the processing date. The difference in the share price between the “as-of” trade and the processing date could result in a gain or loss to a Series (or shareholder) which may increase or dilute the assets of the Series or any dividends paid by the Series during the accumulation period (as defined below).

•	Materiality

Materiality shall be defined as the point at which the Net Asset Value (“NAV”) is impacted at a Series or class level daily or over an accumulation period. Gains or losses that do not impact the NAV at the Series or class level shall be defined as immaterial for purposes of determining whether PFPC is obligated to reimburse a Fund or Series for an “as-of” transaction for which PFPC is responsible.

•	Accumulation Period

With respect to each Series, an accumulation period shall be defined as that Series’ fiscal year.

•	Late Dividend Gain/Loss

An increase or decrease in a Series dividend or distribution amounts to be paid, resulting from any “as-of “ trading activity after the Series’ distribution ex-dividend date (ex-date).

General Practice

PFPC has the capability to track, at the Series or class level, both on a daily and cumulative basis, the impact of all shareholder “as-of” transactions processed through PFPC’s system. This tracking is reflected on the daily SuperSheets prepared by PFPC. Daily and cumulative gain/loss balances are reported “net” at the Series or class level. To facilitate the tracking and reporting process, PFPC assigns a responsibility code to track gain/loss by the following parties:

1.	Management Company

•	GEAM

•	Principal underwriter

2.	Series of Class

•	Estimates

•	Shareholder

•	Transmission Issue

3.	Transfer Agent (i.e., PFPC)

4.	Third-party dealer or intermediary

Standard of Materiality

•	Cumulative Basis

An “as-of” transaction error will be considered material if the cumulative net gain/loss balance is greater than or equal to the lesser value of $.005 per outstanding share or $5,000.00 over an accumulation period.

Policy

Cumulative Basis

In the event that an “as-of” gain/loss amount, at the Series or class level, is equal to or exceeds the lesser value of $.005 per outstanding share or $5,000.00 on a cumulative net basis over an accumulation period, PFPC will notify GEAM and the Series’ accounting agent (“Fund Accounting”) immediately. At that time, PFPC will provide a detailed explanation of the transaction, or transactions, which caused the “as-of” amount to equal or exceed the lesser value of $.005 per outstanding share or the $5,000.00 threshold. PFPC will work closely with GEAM to identify and resolve the full gain/loss amount.

If PFPC is responsible for any such material “as-of” loss on a cumulative net basis over the relevant accumulation period, PFPC will reimburse the full amount due to the Series. Such reimbursement will occur no later than one month from the date of the transaction.

At the end of each accumulation period, any immaterial “as-of” cumulative gain/loss balance or any material “as-of” gains remaining on the books of the Series will not be the responsibility of PFPC. The cumulative tracking mechanism for “as-of” gains and losses will be reset to zero to begin the next accumulation period.

Additionally, in cases where a material “as-of” loss has occurred on a cumulative net basis, PFPC may request that GEAM recalculate the impacted NAV(s) and allow PFPC to re-process the affected shareholder transactions as if the “as-of” trade(s) had been processed in a timely manner on the applicable trade date with the correct NAV. Individual account adjustments of less than or equal to an amount set by the Board are considered de minimis and will not be processed by PFPC.

PFPC will utilize the procedures outlined below for “as-of” dividend accrual resulting from adjustments occurring within a month and “late dividends” resulting from “as-of” transactions crossing a Series’ ex-date.

Accrual Gain/Loss:

PFPC will not be responsible for accrual gain/loss results from any “as-of” trade activity in a daily dividend accrual fund.

Late Dividend Gain/Loss:

PFPC will reimburse the applicable Series within 30 days for any material late dividend loss for which PFPC is responsible.

Interest Compensation:

In the event of a check disbursement or wire payment error in which the shareholder has lost interest due to a misrouting of the proceeds, PFPC will not pay interest compensation to the shareholder until reimbursement of such interest earnings from the bank that benefited in error from the misrouted payment. In cases where PFPC is at fault, payment of interest compensation to the shareholder will not be delayed.

Gain/Loss Reporting and Tracking

PFPC tracks the responsibility (by Management Company, Series or Class and Transfer Agent) for all gains and losses generated by “as-of” transactions. PFPC may also prepare detailed explanations of “as-of” activity, primarily for internal process improvement purposes. Additionally, a daily/weekly/monthly gain/loss report can be made available to designated individuals at GEAM.

EXHIBIT F

AdvisorCentral – Form of Fund Company Agreement

[See attached Fund Company Agreement]

APPENDIX A

Amended and Restated

Procedures Relating to As-of-Cap Stock Activity

The members of the Board of GE Funds, GE Institutional Funds, GE LifeStyle Funds, GE Investments Funds, Elfun Trusts, Elfun International Equity Fund, Elfun Income Fund, Elfun Tax-Exempt Income Fund, Elfun Diversified Fund, Elfun Money Market Fund, GE S&S Program Mutual Fund, GE S&S Income Fund (each, a “Trust” and collectively, the “Trusts”) adopt the following procedures with respect to As-of Cap Stock Activity (as defined below) for each series of each Trust (each, a “Fund” and collectively, the “Funds”).

Definition As-of Cap Stock Activity

Any transaction that is executed on a particular date (Execution Date) for a Fund using a prior day’s net asset value (Transaction Date) where the Fund’s net asset value (NAV) on the Transaction Date is an amount different than the NAV on the Execution Date and/or the Fund declared a dividend any time between the Execution Date and Transaction Date (Transaction).

Policy

State Street Bank (SSB), the funds’ accounting agent, will maintain a schedule that records any As-of Cap Stock Activity that favorably or unfavorably impacts a Fund by an amount equal to or greater than $.0001 per share. This amount shall be determined by SSB by calculating the difference between (i) number of shares in a Transaction multiplied by the NAV on Execution Date and (ii) number of shares in a Transaction multiplied by the NAV on the Transaction Date, in each case adjusted for any dividends declared between the Execution Date and the Transaction Date, divided by the number of shares outstanding on the Execution Date. This schedule will be distributed by SSB to GE Investment Distributor, Inc. (GEID), the Funds’ distributor, GE Asset Management Incorporated (GEAM), the Funds’ adviser and administrator, and NFDS, the Funds’ transfer agent, (i) weekly and (ii) on the day following the date in which any new As-of Cap Stock Activity occurred. Amounts below this $.0001 per share threshold are so immaterial that they do not warrant immediate action.

If the difference is not favorable to the Fund, GEID will commence its process to determine the responsible party and recover any amounts owed to the Fund within five business days of having received notification that As-of Cap Stock Activity has occurred.

If, at any time during a Fund’s fiscal year, the balance of unpaid As-of Cap Stock gross receivables (in the aggregate, and not individually) exceed $.01 per share, (i) GEAM will instruct SSB to record all of the transactions that make up this As-of Cap Stock balance on the general ledger of the Fund and to include the As-of-Cap Stock balance in the calculation of the Fund’s net asset value, (ii) SSB will notify GEAM that such entry has occurred, and (iii) GEAM will promptly notify GEID of the amount that is required to correct the unpaid balance*. GEID shall pay the Fund(s)’ such amount within 30 days of notification.

In addition, GEAM will review As-of Cap Stock balances each year (on or about the last business day of each Fund’s fiscal year end) to determine if there are any remaining balances of unpaid As-of Cap Stock gross receivables that (in the aggregate, and not individually) exceed $.01 per share. If As-of Cap Stock receivable balances do not exceed $.01 per share, the net balance** shall be written off as of the end of the fiscal year.

If the balance of unpaid As-of Cap Stock gross receivables (in the aggregate, and not individually) exceed $.01 per share, (i) GEAM will instruct SSB to record all of the transactions that make up this As-of Cap Stock balance on the general ledger of the Fund and to include the As-of-Cap Stock balance in the calculation of the Fund’s net asset value, (ii) SSB will notify GEAM that such entry has occurred, and (iii) GEAM will notify GEID of the amount that is required to correct the unpaid balance *. GEID shall pay such amount within 30 days of notification.

An As-of Cap Stock gross payable of any amount shall be released to the Fund to the extent any efforts to locate another recipient of that amount has been completed or is not applicable.

Reimbursements made to the fund for As-of Cap Stock Activity will be recorded in accordance to standards of the AICPA Audit Guide of Investment Companies as well as GAAP.

*	The amount of such payment will equal the total amount of the As-of Cap Stock gross receivable for such Fund.

**	The net amount shall be calculated by netting the gross receivable balance with the gross liability balance within the same Fund.